UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G-Amendment No. 1

(Name of Issuer)
International Game Technology

(Title of Class of Securities)
Common Stock

(CUSIP Number)
459902102

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 6000
SHARED VOTING POWER 6901717
SOLE DISPOSITIVE POWER 6000
SHARED DISPOSITIVE POWER 6901717

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6907717

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
9.6%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 300200
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 300200

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
300200

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .4%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 46800
SHARED VOTING POWER 7201917
SOLE DISPOSITIVE POWER 46800
SHARED DISPOSITIVE POWER 7201917

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7248717

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
10.0%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Gregg J. Powers

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 7201917
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 7201917

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7201917

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
9.9%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  International Game Technology
(b)Address of Issuer:  9295 Prototype Drive, Reno, Nevada 89511

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  34103
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  459902102

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2)  SPS Partners, L.P.
     3) *Bruce S. Sherman
     4)  Gregg J. Powers

(c)Citizenship
     1)  Florida
     2)  Delaware
     3)  U.S.
     4)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 6907717
     2)  300200
     3) 7248717
     4) 7201917

(b) Percent of Class
     1) 9.6
     2) 0.4
     3) 10.0
     4) 9.9

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1) 6000
         2) 0
         3) 46800
         4) 0

   (ii)  shared power to vote or to direct the vote
         1)  6901717
         2)   300200
         3)  7201917
         4)  7201917

   (iii) sole power to dispose or to direct the disposition of
         1)  6000
         2)  0
         3)  46800
         4)  0

   (iv)  shared power to dispose or to direct the disposition of
         1)  6901717
         2)   300200
         3)  7201917
         4)  7201917

*Bruce S. Sherman is Chairman of Private Capital Management, Inc. ("PCM") and Mr. Powers is President of PCM. In these capacities, Messrs. Sherman and Powers both exercise shared dispositive and shared voting power with respect to shares held by PCM's clients and managed by PCM. Messrs. Sherman and Powers are also general partners of SPS Partners, L.P. ("SPS"), which is engaged as the investment adviser to the Entrepreneurial Value Fund, L.P. ("EVF"). In this capacity, Messrs. Sherman and Powers both exercise shared dispositive and shared voting power with respect to those shares held by EVF and managed by SPS. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by EVf and by PCM's clients and disclaim the existence of a group.


Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 12, 2000



_________________________
Bruce S. Sherman
Chairman of Private Capital Management, Inc.



_________________________
Gregg J. Powers
President of Private Capital Management, Inc.



_________________________
Bruce S. Sherman
Individually



_____________________________________
Bruce S. Sherman
Managing General Partner of SPS Partners, L.P.